UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 3, 2020
TYSON FOODS, INC.
(Exact name of Registrant as specified in its charter)

Delaware		001-14704	71-0225165
(State or other jurisdiction of incorporation or organization)		(Commission File Number)	(I.R.S. Employer Identification No.)

2200 West Don Tyson Parkway,
Springdale,	Arkansas		72762-6999
(Address of Principal Executive Offices)			(Zip Code)
(479) 290-4000
(Registrant's telephone number, including area code)

Not applicable
(Former name, former address and former fiscal year, if applicable)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class			Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock	Par Value	$0.10	TSN	New York Stock Exchange
Class B stock is not publicly listed for trade on any exchange or market system. However, Class B stock is convertible into Class A stock on a share-for-share basis.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Appointment of Certain Officers; Election of Directors; Departure of Directors or Certain Officers; Compensatory Arrangements of Certain Officers.
As previously disclosed, effective October 3, 2020, Noel White, age 62, stepped down as Chief Executive Officer (“CEO”) of Tyson Foods, Inc. (the “Company”), and the Company appointed Dean Banks, age 47, as President and CEO. Also effective October 3, 2020, Mr. White was appointed Executive Vice Chairman of the Board of Directors of the Company (the “Board”).
Mr. Banks has served as President of the Company since December 20, 2019. Prior to joining the Company as President, Mr. Banks has served on the Company’s board of directors since 2017 and was a Project Lead and on the Leadership Team at X (formerly Google [x]), an Alphabet Inc. company, since 2016, prior to which he was a managing partner and interim CEO at SEED Ventures since 2015. He has also previously served in leadership and consulting roles with IntraCelluar Technologies, now Vergent Bioscience where he remains a board member; Cleveland Clinic Innovations and the Ohio Orthopedic Commercialization Center; OrthoHelix (acquired by Tornier, Inc.); Connective Orthopaedics; Highland Capital Partners; Cytyc Corporation (acquired by Hologic); and Ethicon Endo-Surgery, a Johnson & Johnson company.
Mr. White served as President and Chief Executive Officer of the Company, and on the Company’s board of directors, since 2018, after serving as Group President, Fresh Meats and International and Chief Operations Officer, each in 2017, President, Poultry since 2013, and Senior Group Vice President, Fresh Meats since 2009. Mr. White was initially employed by IBP, inc. (“IBP”) in 1983. IBP was acquired by the Company in 2001.
In connection with Mr. Banks’ appointment to CEO, he entered into an amended and restated employment agreement (the “CEO Employment Agreement”) with the Company on October 3, 2020, and Mr. White entered into a second amended and restated employment agreement (the “Executive Vice Chairman Employment Agreement”) on October 3, 2020.
The CEO Employment Agreement provides for, among other things, an annual base salary of $1,200,000, participation in the Company’s annual performance incentive programs on terms and in amounts as determined by the Compensation and Leadership Development Committee (“CLDC”) of the Board, eligibility for equity awards under the Company’s equity incentive plans on terms and in amounts as determined by the CLDC, and participation in the Company’s benefit plans. The CEO Employment Agreement also provides that upon a termination by the Company (other than for “cause” or by reason of death or permanent disability) or if Mr. Banks resigns for “good reason”, the Company will pay Mr. Banks an amount equal to two years of his base salary and two times his target annual cash bonus, to be paid out over two years, plus continued medical coverage for up to 18 months. Additionally, Mr. Banks is entitled to personal use of Company-owned aircraft in a manner consistent with the Company’s policy governing aircraft use by executive officers. Current Company policy is to “gross up” for tax purposes any approved personal use of Company-owned aircraft. The CEO Employment Agreement contains a non-competition restriction for a period of 24 months post termination and a 36-month post-termination non-solicitation restriction.
The foregoing description is qualified by reference to the full text of the CEO Employment Agreement, which is filed as Exhibit 10.1 attached hereto and is incorporated by reference in its entirety into this Item 5.02.
The Executive Vice Chairman Employment Agreement provides for, among other things, an annual base salary of $1,250,000 for the fiscal year beginning October 4, 2020; $1,150,000 for the fiscal year beginning October 3, 2021; and $1,000,000 for the period beginning October 2, 2022 and ending December 31, 2023. The Executive Vice Chairman Employment Agreement also provides for the possibility of special equity incentive awards as approved by the CLDC, and participation in the Company’s benefit plans. Additionally, Mr. White is entitled to personal use of Company-owned aircraft in a manner consistent with the Company’s policy governing aircraft use by executive officers. The Executive Vice Chairman Employment Agreement contains a non-competition restriction for a period of 24 months post termination and a 36-month post-termination non-solicitation restriction.
The foregoing description is qualified by reference to the full text of the Executive Vice Chairman Employment Agreement, which is filed as Exhibit 10.2 attached hereto and is incorporated by reference in its entirety into this Item 5.02.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement dated as of October 2nd, 2020, entered into between the Company and Dean Banks
10.2	Amended and Restated Employment Agreement dated as of October 2nd, 2020, entered into between the Company and Noel White
104	Cover Page Interactive Data File formatted in iXBRL

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYSON FOODS, INC.

Date: October 8, 2020	By:	/s/ R. Read Hudson

	Name:	R. Read Hudson
	Title:	Senior Vice President, Associate General Counsel and Secretary

3